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                                                                    EXHIBIT 8.01
                            SMITH, ANDERSON, BLOUNT,
                     DORSETT, MITCHELL & JERNIGAN, L.L.P.


          OFFICES                                           MAILING ADDRESS
2500 FIRST UNION CAPITOL CENTER                              P.O. BOX 2611
 RALEIGH, NORTH CAROLINA 27601                         RALEIGH, NORTH CAROLINA
                                                               27602-2611
                                                                 _______

                                                      TELEPHONE: (919) 821-1220
                                                      FACSIMILE: (919) 821-6800


                               ____________, 1999


Quintiles Transnational Corp.
4709 Creekstone Drive
Riverbirch Building, Suite 200
Durham, North Carolina 27703

         Merger Agreement Dated as of December 14, 1998 By and Among Quintiles Transnational Corp., QTRN Acquisition Corp. and Pharmaceutical Marketing Services Inc.

Gentlemen:

         We have acted as counsel to Quintiles Transnational Corp. ("Quintiles"), a North Carolina corporation, in connection with the proposed merger (the "Merger") of Pharmaceutical Marketing Services Inc. ("PMSI"), a Delaware corporation, with and into QTRN Acquisition Corp., a North Carolina corporation wholly owned by Quintiles ("Sub") pursuant to the terms of the Merger Agreement dated as of December 14, 1998 (the "Merger Agreement") by and among Quintiles, PMSI and Sub. This opinion is being rendered pursuant to
Section 6.02(g) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

         In rendering the opinion set forth below, we have relied, with your permission, upon certain written factual representations of Quintiles, Sub and PMSI dated as of the date of this letter. We have assumed that any representation or statement made in connection with such representations that is made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also assumed that when a person or entity making a representation has represented that such person or entity either is not a party to or does not have, or is not aware of, any plan or intention, understanding or agreement as to a particular matter, there is in fact no
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Quintiles Transnational Corp.
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Page 2

such plan, intention, understanding or agreement. We also have assumed that all such written representations will be true as of the Effective Time.

         In rendering our opinion, we have considered the applicable provisions of the Code, the Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         In order for the Merger to qualify as a reorganization, among other requirements, the PMSI stockholders must exchange a substantial portion of the proprietary interests in PMSI for a proprietary interest in Quintiles. The IRS takes the position for advance ruling purposes that this "continuity of interest" requirement is satisfied in a potential reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's shareholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the potential reorganization. The courts have ruled that the continuity of interest requirement has been satisfied where the acquiring corporation's stock received in the reorganization accounts for as little as 38% of the total consideration paid for the stock of the acquired corporation in the potential reorganization.

         Based on the foregoing, the continuity of interest requirement will be satisfied in the Merger if the value at the Effective Time of the Quintiles Common Stock issued in the Merger equals or exceeds the amount of any cash and the fair market value of any other property received by PMSI stockholders in exchange for their PMSI Common Stock. If the value at the Effective Time of the Quintiles Common Stock issued in the Merger is less than the amount of any cash and the fair market value of any other property received by PMSI stockholders in exchange for their PMSI Common Stock, the Merger will not satisfy the IRS's advance ruling guidelines regarding continuity of interest but may still qualify as a reorganization.

         Pursuant to the Merger Agreement, the consideration paid to a PMSI stockholder in exchange for his PMSI Common Stock will consist of, at the election of the PMSI stockholder, solely Quintiles Common Stock or a combination of Quintiles Common Stock and CVPs. A PMSI stockholder who elects to receive a combination of Quintiles Common Stock and CVPs will receive half his Quintiles Common Stock at the Closing and the remainder at the maturity of the CVPs. Such a PMSI stockholder will have the right to receive all or a portion of the Quintiles Common Stock the receipt of which would otherwise be deferred until the maturity of the CVPs before such maturity but will be required, in such event, to forfeit all or a portion of his CVPs. In addition, PMSI stockholders will receive cash in lieu of fractional shares. You have represented that no other amounts of cash or property will be paid to any PMSI stockholder in exchange for PMSI Common Stock.

         For purposes of our opinion, we have assumed that the fair market value of the CVPs plus the total amount of cash paid in lieu of fractional shares will not exceed 50% of the total value of the consideration received by PMSI stockholders in exchange for their PMSI Common Stock. It is possible that the IRS may consider the amount of any cash paid at the maturity of the CVPs

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Quintiles Transnational Corp.
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Page 3

rather than the fair market value of the CVPs in determining whether the continuity of interest requirement has been satisfied. For purposes of our opinion, we have therefore also assumed that the total amount of cash paid in lieu of fractional shares and at the maturity of the CVPs will not exceed 50% of the total value of the consideration received by PMSI stockholders in exchange for their PMSI Common Stock.

         Provided the fair market value of the CVPs plus the total amount of cash paid in lieu of fractional shares (and, alternatively, the total amount of cash paid in lieu of fractional shares and at the maturity of the CVPs) does not exceed 60% of the total value of the consideration received by PMSI stockholders in exchange for their PMSI Common Stock, we believe that the Merger should qualify as a reorganization but cannot give any assurances that the IRS will not challenge the qualification of the Merger as a reorganization.

         Based upon and subject to the foregoing, we are of the opinion that (i) the Merger will constitute a tax-free reorganization under Section 368(a) of the Code; and (ii) Quintiles, Sub and PMSI will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         Our opinion expressed in this letter is based on current law and upon facts and assumptions as of the date of this letter. Our opinion is subject to change in the event of a change in the applicable law, a change in the interpretation of the applicable law by the courts or by the Internal Revenue Service or a change in any of the facts or assumptions upon which the opinion is based. There is no assurance that legislative, regulatory, administrative or judicial developments may not be forthcoming which would significantly modify the statements or opinion expressed in this letter. Any such developments may or may not be retroactive. This opinion represents our best legal judgment but has no binding effect or official status of any kind. As a result, no assurance can be given that the opinion expressed in this letter will be sustained by a court if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby acknowledge and consent to Quintiles's filing of this opinion as an exhibit to the Registration Statement with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                           Very truly yours,


                                           SMITH, ANDERSON, BLOUNT, DORSETT,
                                           MITCHELL & JERNIGAN, L.L.P.